Exhibit 99.1

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FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com

Press Contact:	Chance Patterson: 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

SECOND QUARTER 2003 RESULTS

March to A Million Accelerates, XM Reaches 692,253 Subscribers

GM Hits 500,000 Production Milestone

XM “Roady” On Retail Shelves in Fall

XM Raises $231 Million in Additional Financing

Washington, DC, August 7, 2003 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the second quarter ended June 30, 2003. As of June 30, 2003, XM Radio reported 692,253 subscribers. This represented a net subscriber addition of 209,178 for the second quarter; a 43% increase from the first quarter 2003 and five times the ending subscribers from the second quarter of 2002.

Including a $19.4 million non-cash accounting charge for de-leveraging activities and a $6.0 million non-cash stock-based compensation charge, XM’s EBITDA loss was $(95.8) million for the second quarter of 2003, compared to the EBITDA loss of $(78.7) million in the second quarter of 2002. The major contributor to the $8.3 million improvement in the EBITDA loss (after adjusting for the non-cash expense items) is the significant increase in revenue associated with the growth in subscribers and declining CPGA costs. EBITDA is tracking to expectations for the full year if these non-cash charges are excluded.

The consolidated net loss available to common shareholders was $(164.3) million, or $(1.38) per share (on weighted average shares of 119.4 million), as compared to $(122.4) million, or $(1.38) per share (on weighted average shares of 88.7 million), for the second quarter of 2002. The majority of this increase is due to higher depreciation on long-lived assets and non-cash charges.

XM President and CEO Hugh Panero noted that XM’s second-quarter performance was highlighted by strong subscriber growth, reflected in the five-fold increase in revenue during the quarter versus last year. XM remains on track to reach cash flow breakeven in late 2004 and the quarterly losses being reported today are to be expected from a rapidly ramping growth business. “XM continues to show significant progress in adding subscribers, controlling costs and achieving key operational milestones,” Panero said. “By the end of the third quarter, XM Radio will be rapidly approaching one million subscribers, a major milestone for satellite radio.”

XM’s Cost Per Gross Addition (CPGA), the per unit measurement of the fully loaded acquisition costs, including advertising and marketing costs, for the second quarter was $160 per subscriber as compared to $591 per subscriber in the second quarter of 2002. Subscriber Acquisition Costs (SAC) are a subset of CPGA expenses and reflect the direct subsidy and distribution expenses per unit. XM’s SAC for the second quarter of 2003 was $80 per subscriber as compared to $132 per subscriber for the same period last year. Both CPGA and SAC are expected to follow a general downward trend into 2004.

1500 ECKINGTON PLACE NE    WASHINGTON DC 20002-2194    PH 202 380 4000    FAX 202 380 4500    WWW.XMRADIO.COM

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As of June 30, 2003, XM had total cash and cash equivalents of $345.9 million and undrawn credit and equity facilities from GM of $114.4 million. In July, the Company raised an additional $10 million — related to the exercise of an overallotment option on XM’s recently issued Senior Secured Notes — resulting in a pro-forma total liquidity position of $470 million.

General Motors Hits 500,000 Production Milestone

Just today, GM announced the production of the 500,000th GM car featuring XM factory-installed. This milestone was accomplished in 21 months of production for the 2002, 2003 and early 2004 model year vehicles. GM also announced that, with the availability of XM in more than 40 models beginning next month, it expects to surpass the one million factory-installation mark by March 31, 2004.

New, Low Cost “XM Roady” to be Unveiled Mid-September; New Micro Antenna will Also be Available on All XM Radio Products in Third Quarter

This fall, XM and Delphi will unveil the newest product for the car, the Delphi XM Roady. With an MSRP below $120, the device will be the lowest-cost satellite radio product in the industry. Roady is designed to appeal to a younger market segment (18-26 year olds) and features a compact design, ease of installation without professional help, ability to customize the receiver with seven different back-lit color displays and three interchangeable faceplates. Roady also includes “Tune Select” — built in software that alerts the listener to favorite songs playing on any XM channel.

The new XM Micro Antenna, the smallest satellite radio antenna on the market today, will be included with all new XM products (including Roady) in the third quarter. The fully integrated, low cost antenna with its low profile will make car installations easier and appeal to both retailers and consumers.

Retail Distribution Continues to Ramp

During the quarter, and into the summer, Wal-Mart has continued to ramp up distribution and merchandising of XM product in its 2,800 store locations nationwide. Announced just last week by Delphi Product and Service Solutions, Sears will now be joining XM’s current retail distribution channels, which include the nation’s top consumer electronic retailers Best Buy and Circuit City. Sears will sell the complete line of Delphi XM SKYFi products in full-line stores across the United States beginning in August 2003.

XM Raises $231 Million In Additional Financing

In June and July, XM raised approximately $185 million in gross proceeds as the result of a high yield offering of 12% Senior Secured Notes due 2010. During the quarter, XM also raised approximately $46.0 million in cash proceeds under its Direct Stock Purchase Plan (DSPP).

XM expects the net proceeds of these transactions to be used for working capital and general corporate purposes, which would potentially include funding for the completion and launch of XM’s ground spare satellite if insurance proceeds are not received in a timely manner.

1500 ECKINGTON PLACE NE    WASHINGTON DC 20002-2194    PH 202 380 4000    FAX 202 380 4500    WWW.XMRADIO.COM

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Satellite Infrastructure Status Update

XM’s satellites currently provide excellent performance but continue to experience progressive solar array power degradation consistent with that experienced by other Boeing 702 satellites in-orbit. There has been no meaningful change in the previously predicted rate of degradation.

XM has now put in place firm contractual arrangements to launch the spare satellite (XM-3) during the fourth quarter of 2004, and for Boeing to construct a new ground spare (XM-4) to be completed by the fourth quarter of 2005. XM has also entered into a contract with Sea Launch to provide an XM-4 launch, as needed in the future.

Under these contract arrangements, XM’s major cash outlays to launch XM-3 will not arise until the fourth quarter of 2004 and those to construct XM-4 will not occur until the first quarter of 2005. The Company has recently raised sufficient funds to launch XM-3, but will need to obtain insurance reimbursement or other funds to complete construction of XM-4.

Currently, XM has insurance claims in process relating to the power degradation trends experienced by the satellites. A group of XM’s insurers recently denied these claims, asserting that the satellites are still performing above the insured levels and the power trend lines are not definitive; these insurers also allege XM failed to comply with certain policy provisions regarding material change and other matters. The Company will be responding to the insurers’ position and will proceed to settlement discussions, arbitration or litigation (as needed) to recover the insured losses.

About XM Satellite Radio

XM is transforming radio with a programming lineup featuring 101 coast-to-coast digital channels: 70 music channels, more than 35 of them commercial-free, from hip hop to opera, classical to country, bluegrass to blues; and 31 channels of sports, talk, children’s and other entertainment programming. XM’s strategic investors include America’s leading car, radio and satellite TV companies — General Motors, American Honda Motor Co. Inc., Clear Channel Communications and DIRECTV. For more information, and to view this press release, please visit XM’s web site: www.xmradio.com.

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Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 8-K filed with the Securities and Exchange Commission on 6-03-03. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department

1500 ECKINGTON PLACE NE    WASHINGTON DC 20002-2194    PH 202 380 4000    FAX 202 380 4500    WWW.XMRADIO.COM

	(in thousands, except share and per share amounts)
	Three Months ended June 30,		Six Months ended June 30,
(Unaudited)	2003	2002	2003	2002
Revenue:
Subscription	$16,117	$2,847	$27,707	$4,213
Activation	394	103	689	127
Equipment	1,017	—	1,609	—
Net ad sales	599	699	1,047	1,088
Other	194	190	321	196

Total revenue	18,321	3,839	31,373	5,624

Operating expenses:
Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	5,490	772	9,479	1,445
Customer care & billing	5,588	3,924	10,635	6,434
Cost of equipment	1,855	—	2,968	—
Ad sales	561	390	998	557
Satellite & terrestrial	10,001	12,188	22,572	22,666
Broadcast & operations:
Broadcast	1,891	1,662	4,457	3,403
Operations	3,218	2,748	5,984	5,230

Total broadcast & operations	5,109	4,410	10,441	8,633
Programming & content	5,261	7,473	10,048	13,497

Total cost of revenue	33,865	29,157	67,141	53,232

Research & development (excludes depreciation and amortization, shown below)	2,919	2,411	5,386	4,735
General & administrative (excludes depreciation and amortization, shown below)	5,554	5,913	14,572	10,928
Marketing (excludes depreciation and amortization, shown below):
Retention & support	7,701	3,126	12,305	5,939
Subsidies & distribution	19,594	12,268	31,316	21,829
Advertising & marketing	16,417	25,960	27,766	59,087

Marketing	43,712	41,354	71,387	86,855
Amortization of GM liability	9,313	4,348	16,939	5,093

Total marketing	53,025	45,702	88,326	91,948
Depreciation & amortization	39,788	24,525	79,548	47,011

Total operating expenses	135,151	107,708	254,973	207,854

Operating loss	(116,830)	(103,869)	(223,600)	(202,230)
Interest income	573	1,626	1,125	3,284
Interest expense	(26,889)	(15,631)	(50,688)	(31,630)
Other income (expense)	(18,710)	669	(14,975)	1,121

Net loss	(161,856)	(117,205)	(288,138)	(229,455)
8.25% Series B and C preferred stock dividend requirement	(4,689)	(5,210)	(9,691)	(10,706)
Series B preferred stock retirement gain	2,215	—	9,488	—

Net Loss attributable to common stockholders	$(164,330)	$(122,415)	$(288,341)	$(240,161)

Basic and diluted net loss per share:	$(1.38)	$(1.38)	$(2.64)	$(2.93)

Weighted average shares used in computing net loss per share—basic and diluted	119,427,014	88,681,388	109,097,888	81,998,663

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(161,856)	$(117,205)	$(288,138)	$(229,455)
Add back non-EBITDA items included in net loss:
Interest income	(573)	(1,626)	(1,125)	(3,284)
Interest expense	26,889	15,631	50,688	31,630
Depreciation & amortization	39,788	24,525	79,548	47,011

EBITDA	$(95,752)	$(78,675)	$(159,027)	$(154,098)

	As of 6/30/2003	As of 12/31/2002
SELECTED BALANCE SHEET DATA
Cash and cash equivalents	$345,868	$32,818
Short-term investments	—	9,997
Restricted investments	8,588	29,742
System under construction	56,016	55,016
Property and equipment in service, net	773,145	847,936
Intangibles, net	150,265	153,732
Total assets	1,493,142	1,160,280
Total long-term debt, net of current portion	731,492	412,540
Total liabilities	873,961	567,969
Stockholders equity	619,181	592,311

	Three-Month Periods ended
	6/30/2003	6/30/2002
SELECTED OPERATING METRICS
EBITDA (1)	$(95,752)	$(78,675)
Ending Subscribers (2) (3) (4) (5)	692,253	136,718
Net Subscriber Additions	209,178	60,476

Subscription Revenue per Subscriber (6)	$9.32	$9.14
Net Ad Revenue per Subscriber (7)	$0.35	$2.24
Other Revenue per Subscriber (8)	$1.06	$0.94

Total Revenue per Subscriber	$10.73	$12.32

Subscriber Acquisition Costs (SAC) (9)	$80	$132
Cost Per Gross Addition (CPGA) (10)	$160	$591

(1)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

(3)	Ending subscribers include 116,476 subscribers in OEM promotional periods (typically ranging from one to three-months to one-year in duration) paid for by the vehicle manufacturers. Prior period ending OEM promotional subscribers were 72,369 and 31,317, for the quarters ended March 31, 2003 and December 31, 2002, respectively. Revenue per OEM promotional subscriber was $6.74 per subscriber for the quarter ended June 30, 2003.

(4)	Ending subscribers include 7,637 XM activated vehicles with rental car companies. Rental car activity commenced in late June 2003, and represents XM activated vehicles for which we receive payments based on the use of the XM service. Customers are charged $2.99 per day for use of the XM service. Revenue per rental car fleet subscriber was $.89 per subscriber for the quarter ended June 30, 2003, reflecting its introduction in late June 2003.

(5)	Ending subscribers include 39,667 family plan subscriptions at a multi-unit rate of $6.99 per radio per month. This progam commenced in late April 2003. Revenue per family plan subscription was $6.23 for the quarter ended June 30, 2003.

(6)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.

(7)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions

(8)	Other revenue per subscriber includes activation, equipment, royalty and other revenue

(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product and hardware related incentives. These costs are reported in subsidies and distribution. These expenses are divided by the appropriate per unit gorss additions, activation or units manufactured.

(10)	CPGA includes the negative margin on equipment sales, advertising and marketing expenses, and subsidies and distribution expenses divided by gross additions for the period.